SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ----------------------


                            FORM 8-K

                         Current Report
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (date of earliest event reported)


                         November 4, 1996


                 HIGHLANDS INSURANCE GROUP, INC.
  ------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

                            Delaware
  ------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation)

     1-14028                             75-2370945
  ------------------------------------------------------------
(Commission File Number)      (IRS Employee Identification No.)

     10370 Richmond Avenue, Houston, Texas        77042-4123
   -----------------------------------------------------------
(Address of principal executive offices)          (Zip Code)

                          (713)952-9555
   -----------------------------------------------------------
Registrant's telephone number, including area code

ITEM 5.   Other Events

      The registrant, may at its option, report under this item any events, with respect to which information is not otherwise called for by this form, that the registrant deems of importance to security holders.

     (a) On November 4, 1996, the registrant, Highlands Insurance Group, Inc. (Highlands) issued a press release entitled, "Highlands Insurance Group, Inc. Announces Third Quarter 1996 Results", pertaining, among other things, to the announcement that Highlands reported net income of $1.2 million or $.11 per share for the third quarter 1996 compared with a net loss of $123.2 million or $10.77 per share for the third quarter 1995. For the nine months ended September 30, 1996, Highlands sustained a loss of $2.1 million or $.18 per share compared with a net loss of $118.1 million or $10.31 per share for the same period of 1995. The third quarter 1996 results include pre-tax reserve strengthening amounting to $2.4 million for retained probate bond losses incurred before 1996. This line was sold in early 1996. Included in the third quarter underwriting expenses is a $1.0 million pre-tax increase to legal reserves. This amount was offset by a pre-tax reversal of $1.0 million previously accrued in other expenses for management incentive compensation.

     Highlands reported that it is currently conducting additional due diligence to assess the impact of Hurricane Fran on Vik Brothers Insurance, Inc. ("VBI") and reviewing its third quarter results. Due to the review, Highlands is engaged in discussions with VBI regarding possible adjustments to the consideration to be paid by Highlands in connection with its previously announced proposed acquisition of VBI. The outcome of such discussions cannot be predicted at this time.

ITEM 7.

The following exhibit is filed with this report on Form 8-K:

          Exhibit 1 - Press release dated November 4, 1996

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         HIGHLANDS INSURANCE GROUP, INC.



November 12, 1996         By:  /s/  MICHAEL A. WEBERPAL
                              ------------------------------
                                   Michael A. Weberpal
                                   Vice President and Secretary

                          EXHIBIT INDEX

EXHIBIT NO.

  1       Press Release of November 4, 1996
          Incorporated by Reference

FOR IMMEDIATE RELEASE         Contact:  Charles J. Bachand
                                        Vice President
                                        (713)267-8567
                                        (713)267-8688 (Facsimile)

                 HIGHLANDS INSURANCE GROUP, INC.
              ANNOUNCES THIRD QUARTER 1996 RESULTS


     Houston, Texas - November 4, 1996 .. Highlands Insurance Group, Inc. (NYSE:HIC), a regional property and casualty insurer, today announced its third quarter 1996 results. Highlands reported net income of $1.2 million or $.11 per share for the third quarter 1996 compared with a net loss of $123.2 million or $10.77 per share for the third quarter 1995. For the nine months ended September 30, 1996, the Company sustained a loss of $2.1 million or $.18 per share compared with a net loss of $118.1 million or $10.31 per share for the same period of 1995.

     Third quarter 1995 results included a pre-tax charge of $125.0 million as the result of extensive internal and external reviews of loss reserves. Of this amount, $117.0 million was recorded as an increase to loss reserves and $8.0 million to legal reserves. The third quarter 1996 results include pre-tax reserve strengthening amounting to $2.4 million for retained probate bond losses incurred before 1996. This line was sold in early 1996. Included in the third quarter underwriting expenses is a $1.0 million pre-tax increase to legal reserves. This amount was offset by a pre-tax reversal of $1.0 million previously accrued in other expenses for management incentive compensation.

     Gross premiums written declined 20.6% and 24.2% for the third quarter and nine months ended September 30, 1996, respectively, compared with the same 1995 periods. These declines result from exiting both the assumed reinsurance and probate bond business, tightening underwriting standards and raising rates. Net premiums earned declined 31.6% and 25.8% for the third quarter and nine months ended September 30, 1996, respectively, compared with the same 1995 periods and are impacted by the above actions.

     "In connection with our aggressive actions to eliminate unprofitable businesses, Highlands completed its exit from Florida personal property lines effective October 15, 1996.
Other actions such as tightening underwriting standards, raising prices and lowering commissions for certain types of business are expected to result in continued reductions in gross premiums written for the balance of 1996," said Richard M. Haverland, Chairman and Chief Executive Officer of Highlands.

     "We continue to make excellent progress toward our goal of achieving underwriting profits. Our combined ratio on continuing business which includes the reserve strengthening for the probate bond line was 116.4% for the third quarter. Our expenses continue to be reduced largely reflecting a reduction in total employment from 657 at September 30, 1995 to 397 currently. We are now beginning to focus on additional premium opportunities. In September, we introduced to the Texas market a workers' compensation product aimed at a specific segment of the market where we expect limited price competition," said Mr. Haverland.

     Mr. Haverland also noted, "Highlands is currently conducting additional due diligence to assess the impact of Hurricane Fran on Vik Brothers Insurance, Inc. and reviewing its third quarter results. Due to the review, Highlands is engaged in discussions with VBI regarding possible adjustments to the consideration to be paid by Highlands in connection with its previously announced proposed acquisition of VBI. The outcome of such discussions cannot be predicted at this time."

     Highlands Insurance Group, Inc. is a Texas based regional insurer that was spun off from Halliburton Company in January 1996, in a transaction sponsored by Insurance Partners, L.P. At that time, Insurance Partners, L.P. and Highlands' management invested $62.8 million in the Company. Highlands specializes in workers' compensation and related coverages in Texas and Louisiana.



"Safe  Harbor"  Statement  under  Private  Securities  Litigation
Reform Act of 1995

      Certain sections of this press release contain statements which represent the company's expectations or beliefs concerning future events and are "forward looking statements" within the meaning of Section 21E of the Exchange Act. The company cautions that there are a variety of factors which may cause actual results to differ materially from those in the forward looking statements, including without limitation, changes in the regulatory environment, the outcome of various litigation matters, market acceptance of new products, and the effect of general economic conditions.


Comparative figures follow . . .

                        HIGHLANDS INSURANCE GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)

                              Periods Ended September 30
                                      (Unaudited)
                          Third Quarter         Nine Months
                         1996       1995      1996       1995

Gross premiums written  $57,812     72,803   135,230    178,410
Net premiums written     53,902     65,799   123,041    153,922
                        =======     ======   =======    =======
REVENUES:
 Net premiums earned    $35,057     51,272   121,911    164,326
 Net investment income   12,502     12,800    37,877     36,621
 Net realized
  investment gains          255      1,659       921      2,094
                            ---      -----      ----      -----
  Total revenues         47,814     65,731   160,709    203,041
                         ------     ------   -------    -------
EXPENSES:

 Loss and loss
  adjustment expense     31,900    162,225   114,143    266,789
 Underwriting expenses   12,550     26,461    42,284     55,119
 Other expenses
  (income), net           1,883        288     6,763      (802)
                         ------      -----     -----      -----
  Total expenses         46,333    188,974   163,190    321,106
                         ------    -------   -------    -------
INCOME (LOSS) BEFORE      1,481  (123,243)   (2,481)  (118,065)
INCOME TAX
INCOME TAX EXPENSE          248       -        (422)          -
(BENEFIT) (a)             -----    ------     ------     ------

 NET INCOME (LOSS)      $ 1,233  (123,243)   (2,059)  (118,065)
                        =======  =========   =======  =========

Earnings (loss) per
share (b)                  $.11    (10.77)     (.18)    (10.31)
                           ====    =======     =====    =======
GAAP ratios:
 Loss                     91.0%     316.4%     93.6%     162.4%
 Expense                  35.8%      51.6%     34.7%      33.5%
                          -----      -----     -----      -----
  Combined               126.8%     368.0%    128.3%     195.9%
                         ------     ------    ------     ------

(a) The Company provides for income taxes on its statements of operations pursuant to SFAS 109, "Accounting for Income Taxes" (SFAS 109). With respect to losses for periods preceding the spin off (January 23, 1996), no tax benefit was recorded in the statements of operations pursuant to SFAS 109 and the Company's tax-sharing arrangement with its former parent, Halliburton Company. Tax receipts under its intercompany tax-sharing arrangements with it former parent were recorded as additions to stockholders' equity for the periods preceding the spin off.

(b) Common stock warrants and stock options are considered to be antidilutive for primary and fully dilutive earnings per share for each of the periods ended September 30, 1996. Earnings per share for 1995 have been computed based upon 11,448,430 shares of Company common stock distributed on January 23, 1996.

                 HIGHLANDS INSURANCE GROUP, INC.
                   CONSOLIDATED BALANCE SHEETS
              (In thousands, except per share data)


                                           September     December
                                              30,          31,
                                             1996         1995
                                               (Unaudited)
Assets:
Investments:
  Fixed income securities:
   Available for sale, at fair value          $256,259     227,509
   Held to maturity, at amortized cost         361,878     374,364
 Equity securities, at fair value               31,486      33,697
                                               -------     -------
       Total investments                       649,623     635,570

Cash and cash equivalents                       85,853      85,176
Premiums in course of collection                45,198      40,959
Premiums due under retrospective policie s     120,563     134,428
Receivable from reinsurers                     554,195     602,380
Funds on deposit with reinsurers                15,103      15,449
Deferred taxes                                  34,109      29,534
Receivable from former affiliates               27,752      41,255
Accrued investment income                        9,857      11,131
Deferred policy acquisition costs                8,252      11,744
Other assets                                    26,592      28,465
                                                ------      ------
       Total assets                         $1,577,097   1,636,091
                                            ==========   =========
Liabilities:
Loss and loss adjustment expense            $1,146,613   1,253,627
Unearned premiums                               36,898      52,571
Convertible subordinated debentures             55,260      -
Other liabilities                               73,310      62,783
                                             ---------   ---------
       Total liabilities                     1,312,081   1,368,981
                                             ---------   ---------

Stockholders' equity:
  Common stock                                     114       1,000
  Additional paid-in capital                   192,492     184,168
  Net unrealized gain on investments             1,074       8,547
  Retained earnings                             71,336      73,395
                                               -------     -------
       Total stockholders' equity              265,016     267,110
                                               -------     -------
       Total liabilities and
       stockholders' equity                 $1,577,097    1,636,091
                                            ==========    =========

Common shares outstanding - proforma for
December 31,1995                                11,448      11,443
                                                ======      ======
Book value per common share                    $ 23.15       23.33
                                               =======       =====
Fully diluted book value per common
share                                          $ 19.13         NA
                                               =======       =====
